Horizon Technology Finance Announces
Increased Quarterly Dividend to $0.40 Per Share and
Second Quarter 2011 Financial Results

Dividend Increase of 21% Reflects Significant Earnings Growth and
Successful Execution of Company’s Investment Strategy

FARMINGTON, Conn., August 9, 2011 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results and declared a cash dividend for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights
•	Declared a second quarter dividend of $0.40 per share
•	Increase in net assets from operations was $3.8 million, or $0.50 per share, an increase of 69.2% from $2.3 million in the second quarter of 2010
•	Net realized gain on investments was $5.4 million, or $0.70 per share
•	Net investment income was $2.0 million, or $0.26 per share
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Excluding the accrual of $0.9 million in capital gain incentive fee expense related to the net realized gain on investments for the quarter, net investment income would have been $2.9 million, or $0.38 per share

•	Net asset value increased to $132.5 million, or $17.40 per share
•	Funded $51 million in loan investments
•	Closed loan commitments totaling $36 million, plus warrants
•	Unfunded loan approvals and commitments (“Committed Backlog”) totaled $22 million
•	Completed $150 million accordion credit facility with initial $75 million commitment in July 2011

Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “Horizon was founded with the distinct vision of becoming a leader in the venture lending industry and providing our stakeholders with significant rewards. Consistent with this vision, management has maintained an unrelenting focus on execution by deploying capital, earning strong current income through rate and fees and realizing gains from our warrants while avoiding any losses on our loans.  In our short two plus quarters as a public company, we have achieved all of the following objectives:

•	Invested $102 million in new loans since our IPO,
•	Earned yields averaging 14.8% from current pay interest and fees,
•	Earned $0.81 per share in realized warrant gains, and
•	Recorded no loan losses due to our disciplined approach.”

Mr. Pomeroy continued, “Based on the successful execution of our investment strategy, we are pleased to reward our shareholders with a dividend of $0.40 per share for the second quarter, an increase of more than 21% from our previous quarterly payout.  Our second quarter dividend reflects a new level of payout consistent with Horizon’s earnings history, fully invested balance sheet, new credit facility and strong prospects for the future.”

Operating Results
Total investment income increased 39.8% for the quarter ended June 30, 2011 to $6.0 million, as compared to $4.3 million for the quarter ended June 30, 2010. The year-over-year increase in investment income is primarily due to the increased average size of the Company’s loan portfolio. For the quarter ended June 30, 2011, total investment income primarily consisted of $5.9 million in interest income from investments.

For the six months ended June 30, 2011, total investment income increased 41.8% to $11.4 million as compared to $8.1 million in the prior year period. For the six months ended June 30, 2011, total investment income consisted primarily of $10 million in interest income from investments and $0.8 million in income from the amortization of discounts and origination fees on investments. Other investment income was primarily comprised of a one-time success fee received upon the completion of an acquisition of one of Horizon’s portfolio companies.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 14.1% for the quarter ended June 30, 2011, and 13.8% for the quarter ended June 30, 2010. The Company’s dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2011 and June 30, 2010 was 14.6% and 13.7%, respectively.

Total expenses were $4.0 million for the quarter ended June 30, 2011, as compared to $1.8 million for the quarter ended June 30, 2010. Total expenses consisted principally of interest expense and management and incentive fees. Performance based incentive fees for the three months ended June 30, 2011 totaled approximately $1.6 million, compared to no incentive fees for the three months ended June 30, 2010. Professional fees and general and administrative expenses increased year-over-year primarily due to the cost associated with operating as a public company. Total expenses for the six months ended June 30, 2011 were $7.2 million versus $3.4 million in the year-earlier period.

Net investment income for the quarter ended June 30, 2011 was $2.0 million, or $0.26 per share, as compared to net investment income of $2.5 million in the year-earlier period. Excluding the accrual of $0.9 million in incentive fee expense related to the net realized gains in the quarter, net investment income for the quarter ended June 30, 2011 was $2.9 million, or $0.38 per share. For the six months ended June 30, 2011 and June 30, 2010, net investment income was $4.2 million, or $0.55 per share, and $4.6 million, respectively.

For the three and six months ended June 30, 2011, the net realized gain on investments was $5.4 million, or $0.70 per share and $5.6  million, or $0.73 per share, respectively, due to the sale of stock through the exercise of warrants in portfolio companies. The Company reported a net realized loss on investments of $0.02 million for the three and six months ended June 30, 2010.

For the quarter ended June 30, 2011 and June 30, 2010, the net unrealized depreciation on investments was $3.5 million and $0.4 million, respectively. For the six months ended June 30, 2011 and June 30, 2010, the net unrealized depreciation on investments was $2.3 million and $0.2 million, respectively. The year-over-year increase in net unrealized depreciation on investments was primarily due to the reversal of previously recorded unrealized appreciation on warrant investments that were realized during the second quarter of 2011.

For the quarter ended June 30, 2011 and June 30, 2010, the net increase in net assets resulting from operations was $3.8 million and $2.3 million respectively. For the six months ended June 30, 2011 and June 30, 2010, the net increase in net assets resulting from operations was $7.5 million and $4.9 million, respectively.  The increase in net assets from operations is attributable to the growth in net investment income as a result of an expanding portfolio.

Portfolio Summary and Investment Activity
As of June 30, 2011, the Company’s debt portfolio consisted of 37 secured loans with an aggregate fair value of $180.1 million. In addition, the Company’s warrant portfolio of 48 investments had an aggregate fair value of $4.9 million as of June 30, 2011.

Total portfolio investment activity as of and for the three and six months ended June 30, 2011 and 2010 was as follows:

	For the three months ended June 30		For the six months ended June 30
	2011	2010	2011	2010
	($ in thousands)		($ in thousands)

Beginning portfolio	$153,216	$117,921	$136,810	$113,878
New loan funding	51,000	47,417	79,833	60,517
Less refinanced balances	(5,907)	(9,833)	(8,677)	(10,908)
Net new loan funding	45,093	37,584	71,156	49,609
Principal and stock payments received on investments	(6,348)	(8,537)	(14,107)	(16,826)
Early pay-offs	(2,247)	(3,454)	(5,593)	(3,454)
Accretion of loan fees	434	282	829	483
New loan fees	(415)	(422)	(927)	(517)
New equity investments	—	—	577	—
Net depreciation on investments	(3,704)	(366)	(2,716)	(165)
Ending portfolio	$186,029	$143,008	$186,029	$143,008

Portfolio Asset Quality
As of both June 30, 2011 and June 30, 2010, the Company’s loan portfolio had a weighted average credit rating of 3.1 with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any investments on non-accrual status as of these dates.

Liquidity and Capital Resources
As of June 30, 2011, Horizon had cash and cash equivalents of approximately $19.3 million.

On July 14, 2011, the Company closed a new credit facility of up to $150 million with an initial commitment of $75 million from Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE:WFC). The credit facility will be used to leverage new and existing investments and contains an “accordion” feature that allows additional lenders to join the facility with increased commitments up to an aggregate of $150 million. The new credit facility complements the Company’s existing WestLB credit facility, which continues to provide leverage to the Company through March 2015.

In addition, Horizon continues to work with the Small Business Administration (“SBA”) towards an SBIC license.  On April 21, 2011, the SBA advised Horizon that it required additional information in order to process the SBIC application.  Thereafter, the Company submitted additional material to the SBA, and the Company's dialogue with the SBA regarding this matter remains ongoing. The application remains in suspension pending the outcome of the SBA’s review.   There can be no assurance that the Company will be granted a license to operate as an SBIC.

Second Quarter 2011 Dividend
On August 9, 2011, Horizon’s Board of Directors declared a second quarter dividend of $0.40 per share, payable on August 30, 2011 to stockholders of record on August 23, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2011 calendar year.

Conference Call
Management will host a conference call on Wednesday, August 10, 2011 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 80753112. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through August 17, 2011. To access the replay, please dial (800) 642-1687 in the U.S. and (706) 645-9291 outside the U.S., and then enter the access code 80753112. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements
Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	June 30, 2011	December 31, 2010
ASSETS
Non-affiliate investments at fair value (cost of $185,190 and $133,494, respectively)	$186,029	$136,810
Cash and cash equivalents	19,308	76,793
Interest receivable	2,701	1,938
Other assets	1,100	664
Total assets	$209,138	$216,205

LIABILITIES
Borrowings	$73,947	$87,425
Base management fee payable	349	360
Incentive fee payable	1,611	414
Interest rate swap liability	99	258
Other accrued expenses	676	553
Total liabilities	76,682	89,010
Net assets
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 7,613,525 shares outstanding as of June 30, 2011 and 7,593,421 shares outstanding as of December 31, 2010	8	8
Paid-in capital in excess of par	124,152	123,836
Accumulated undistributed (distribution in excess of) net investment income	1,559	(143)
Net unrealized appreciation on investments	725	3,043
Net realized gains on investments	6,012	451
Total net assets	132,456	127,195
Total liabilities and net assets	$209,138	$216,205
Net asset value per common share	$17.40	$16.75

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	Three months ended	Three months ended		Six months ended	Six months ended
	June 30, 2011(1)	June 30, 2010(1)		June 30, 2011(1)	June 30, 2010(1)
Investment income
Interest income on non-affiliate investments	$5,889		$4,153	$10,782		$7,897
Interest income on cash and cash equivalents	23		19	88		29
Fee income on non-affiliate investments	58		98	560		137
Total investment income	5,970		4,270	11,430		8,063
Expenses
Interest expense	558		1,090	1,368		2,093
Base management fee	1,062		593	2,137		1,141
Performance based incentive fee	1,611		—	2,140		—
Administrative fee	223		—	518		—
Professional fees	227		32	545		105
General and administrative	309		46	514		103
Total expenses	3,990		1,761	7,222		3,442
Net investment income	1,980		2,509	4,208		4,621
Credit for loan losses	—		116	—		419
Net realized and unrealized gain on investments
Net realized gain (loss) on investments	5,355		(2)	5,561		(2)
Net change in unrealized depreciation on investments	(3,512)		(364)	(2,318)		(162)
Net realized and unrealized gain (loss) on investments	1,843		(366)	3,243		(164)
Net increase in net assets resulting from operations	$3,823		$2,259	$7,451		$4,876
Net investment income per common share (2)	$0.26	$	N/A	$0.55	$	N/A
Change in net assets per common share (2)	$0.50	$	N/A	$0.98	$	N/A
Weighted average shares outstanding (2)	7,601,375		N/A	7,597,420		N/A

(1)
The results of operations for the second quarter and six months ended June 30, 2011 reflect Horizon’s qualification to be treated as a Business Development Company (BDC) under the 1940 Act immediately following the Company’s initial public offering (IPO), which was effective on October 28, 2010, whereas the operating results for the second quarter and six months ended June 30, 2010 reflect the Company’s results prior to operating as a BDC under the 1940 Act. Accounting principles used in the preparation of these two periods are different, primarily as it relates to the carrying value of loan investments and classification of hedging activity. Therefore, the results of operations and financial position for the second quarter and six months ended June 30, 2011, and second quarter and six months ended June 30, 2010, are not directly comparable.

(2)
For the second quarter and six months ended June 30, 2010, the Company did not have common shares outstanding or an equivalent and, therefore, earnings per share and weighted average shares outstanding information for this period is not provided.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com